EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of our reports dated March 10, 2015 with respect to (i) the consolidated financial statements of Meridian Bancorp, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014, and (ii) the effectiveness of internal control over financial reporting as of December 31, 2014, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
October 8, 2015